UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Chubb Limited

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Supplement to the Proxy Statement for the 2024 Annual General Meeting of Shareholders

to be held on May 16, 2024

This proxy statement supplement, dated April 24, 2024, supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) of Chubb Limited (the “Company”, “Chubb”, “we” or “our”), filed on April 1, 2024.

This supplement updates shareholders, since the filing of the Proxy Statement, on the Company’s adoption of additional science-based oil and gas underwriting criteria and responds to Proponents’ notice of exempt solicitation filed on April 18, 2024.

Our Board requests shareholders consider this proxy statement supplement as part of the evaluation of Agenda Item 15, the shareholder proposal on Scope 3 greenhouse gas emissions reporting, which our Board recommends that shareholders vote “AGAINST”. Further explanation of the reasons the Board recommends voting “AGAINST” Agenda Item 15 is described in the Board’s statement of opposition to the proposal on pages 59-61 of the Proxy Statement (“Statement of Opposition”).

New Oil & Gas Underwriting Criteria

In April 2024, the Company expanded its oil and gas underwriting criteria, which were first established in March 2023, to address larger oil and gas companies and adopt new standards for midstream activities. The criteria apply to all property, casualty, environmental and financial lines of insurance specific to upstream and midstream operations. This continued development and implementation of climate underwriting criteria in the ordinary course of our business demonstrates Chubb’s commitment to our innovative climate strategy and continued leadership in developing underwriting-driven approaches designed to reduce greenhouse gas (“GHG”) emissions over the one-year period of typical insurance policies. We are also currently evaluating evidence to support the development of criteria in other high-emitting industries. We believe the implementation of underwriting criteria, combined with our other climate strategy pillars, including underwriting net-zero solutions through Chubb Climate+, is more impactful, more data-driven, and a better use of our resources than the climate strategy advocated by the Proponents in their notice of exempt solicitation.

With the expanded criteria, Chubb’s full underwriting criteria and conservation policy for oil and gas encompasses:

Standards for methane emissions

•	For oil and gas producers with annual revenues less than $1 billion, Chubb will continue to provide insurance coverage for clients that implement evidence-based plans to manage methane emissions, including, at a minimum, having in place programs for leak detection and repair, the elimination of non-emergency venting, and adopting one or more measures that have been demonstrated to reduce emissions from flaring. Clients will have a set period of time to develop an action plan based on their individual risk characteristics. We may decline coverage if a potential policyholder cannot meet our methane performance expectations.

•	For oil and gas producers with annual revenues greater than $1 billion, Chubb expects our insureds will achieve a methane emissions intensity of 0.2% or less by 2030 across their global operations. Chubb will continue to provide coverage for clients that are able to report their methane emissions intensity, are engaging in direct measurement of methane emissions, and demonstrate progress towards achieving methane emissions intensity of 0.2% or less. We may decline coverage if a potential policyholder cannot meet our methane performance expectations.

•	For midstream oil and gas operations with annual revenues greater than $1 billion, Chubb expects our insureds will achieve a methane emissions intensity of 0.2% or less by 2030 across their global operations. Chubb will continue to provide coverage for clients that are able to report their methane emissions intensity, are engaging in direct measurement of methane emissions, and demonstrate progress towards achieving near zero methane emissions intensity. We may decline coverage if a potential policyholder cannot meet our methane performance expectations.

•	For midstream oil and gas operations with annual revenues less than $1 billion, Chubb will continue to provide insurance coverage for clients that implement evidence-based plans to manage methane emissions, including, at a minimum, having in place programs for leak detection and repair and the elimination of non-emergency venting and adopting one or more measures that have been demonstrated to reduce emissions from flaring. Clients will have a set period of time to develop an action plan based on their individual risk characteristics. We may decline coverage if a potential policyholder cannot meet our methane performance expectations.

We will support our clients as they endeavor to improve their methane emissions controls by providing resources and support through our risk engineering services. We have created and will continue to expand the Chubb Methane Resource Hub as a central location for resources and support for our insureds.

Standards for protected conservation areas

•	For oil and gas producers, Chubb will no longer underwrite oil and gas extraction projects in International Union for the Conservation of Nature (IUCN) management categories I-V in the World Database on Protected Areas, which includes nature reserves, wilderness areas, national parks and monuments, habitat or species management areas, and protected landscapes and seascapes that have been designated for protection by state, provincial or national governments. This includes the Arctic National Wildlife Refuge (ANWR). Chubb is currently developing standards for projects in category VI areas (protected areas that allow sustainable use) in the World Database on Protected Areas as well as for oil and gas extraction projects in the Arctic, Key Biodiversity Areas, mangrove forests and global peatlands that are not currently listed in the World Database on Protected Areas.

•	For midstream oil and gas operations, Chubb will no longer underwrite new greenfield projects that occur in IUCN management categories I-V in the World Database on Protected Areas.

Coal policy

Chubb was the first major insurer in the U.S. to announce a policy concerning thermal coal-related underwriting and investment. In 2019, we adopted the following policy:

•	Chubb no longer underwrites risks related to the construction and operation of new coal-fired plants.

•	Chubb does not underwrite new risks for companies that generate >30% of revenues from thermal coal mining and began phasing out coverage of existing risks that exceeded this threshold at the end of 2022.

•	Chubb does not underwrite new risks for companies generating more than 30% of their energy production from coal and began phasing out coverage of existing risks exceeding this threshold at the start of 2022 (accounting for the viability of alternative energy sources in the impacted region).

•	Chubb no longer makes new debt or equity investments in companies that generate more than 30% of revenues from thermal coal mining or that generate more than 30% of energy production from coal.

Oil sands policy

In 2022, Chubb adopted a policy that it will no longer underwrite risks for projects involving direct mining or in-situ extraction and processing of bitumen from oil sands.

Chubb is Taking Meaningful Action to Support the Global Net-Zero Transition

Contrary to Proponents’ claim that it is somehow behind the industry, Chubb’s actions demonstrate its innovative leadership on climate change. As explained in detail in our 2024 Proxy Statement, 2023 TCFD Report and 2023 Sustainability Report, the Company has set forth a comprehensive climate change strategy that is focused on recognizing the particular role of insurance in the economy and the influence we can realistically have on the GHG emissions of third parties. In our view, this approach is far more effective at influencing the actions of our insureds than attempting to measure our insured clients’ emissions.

As the Company has explained in our Statement in Opposition, Scope 3 emissions are not Chubb’s emissions, but those of the companies that Chubb insures. Proponents wrongly insist that Chubb should count its insureds’ emissions because some banks have attempted to do so. First, insurers are not banks; the dynamic annual nature of insurance policy renewals means that the insurance industry has different tools at our disposal in engaging with clients. Second, there is no evidence that counting third-party emissions is a necessary or appropriate way for the insurance sector to engage with our clients. Indeed, while pointing to banks’ attempt at counting, Proponents fail to state that this has been a multiyear process that still leaves open many questions as to how counting bank customer emissions will actually achieve emissions reductions. As of this writing, the Company is unaware of any U.S. bank that has applied an approach beyond client engagement that is based upon actual technical criteria to reduce emissions.

In contrast, the Company’s underwriting criteria approach is focused on tangible real-world actions that our insureds are expected to take during the one-year policy period that reduce GHG emissions in the real economy. Estimating emissions across an entire industrial sector was not a necessary precursor for the Company to undertake the rigorous risk engineering work that addresses the question of what high-emitting insureds should do, now, to immediately begin addressing emissions.

The Company also rejects Proponents’ underlying premise that the only way to achieve valid climate action is to measure Scope 3 emissions and set explicit targets to reduce those emissions. Earlier this month, the European Central Bank released a new study examining the influence of membership in the Net Zero Banking Alliance on the capital allocation behavior of member banks and the climate commitments of their clients. The study concluded that there is no evidence that a net-zero commitment makes a bank’s allocation of capital greener than a bank without a net-zero commitment. The study also found no evidence that clients of banks with net-zero commitments are more likely to have adopted climate commitments of their own.1 While the study leaves open that this could change over time, this is yet another piece of evidence to suggest that Proponents’ singular focus on Scope 3 emissions and target setting is a theory of change that has not yet proven its effectiveness. Reasonable minds may differ, but the Company rejects Proponents’ contention that its refusal to adhere to Proponents’ preferred theory of change makes it a “laggard.” To the contrary, the Company leads the insurance industry by having not just articulated, but actually begun implementing, technical criteria for GHG emissions control by insureds.

As we have previously stated, we do not believe that disclosure of Scope 3 GHG emissions provides a meaningful basis to evaluate Chubb’s actions to address climate change or manage our climate-related risk. Additional disclosure regarding our views on the data insufficiency and methodological shortcomings of measuring insurance associated GHG emissions, and the missing link between Scope 3 reporting and actually reducing real-world GHG emissions, is discussed in detail in our Statement of Opposition.

Our Board therefore recommends a vote “AGAINST” Agenda Item 15, the shareholder proposal on Scope 3 greenhouse gas emissions reporting.

1 https://www.ecb.europa.eu/pub/pdf/scpwps/ecb.wp2921~603e225101.de.pdf?f3854e151126bea0371149d197b37353 (“We find that climate-aligned lenders reduce lending to targeted sectors, both in absolute terms and relative to other sectors. However, once we compare climate-aligned lenders to other lenders, we find that climate-aligned lenders have not differentially divested from emissions-intensive firms, in mining or in the sectors for which they have set targets. This holds both for firms in the Eurozone, as well as across the globe, where the bulk of European banks’ brown lending takes place. Further, we do not find evidence for engagement. Firms connected to climate-aligned banks are no more likely to themselves set decarbonization targets. . . Our evidence suggests that NZBA banks are neither divesting nor engaging differently from banks without a climate commitment.”)

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